EXHIBIT 10.6
                       EMPLOYMENT AGREEMENT

     This Agreement is made and entered into as of May 1, 1996 (the
"Effective Date"), by and between DataLink Systems Corporation, a Nevada corporation, located at 1500 West Georgia Street, Suite 1590, Vancouver, B.C., Canada V6G 2Z6 (the "Company"), and Anthony LaPine, residing at 17420 High Street, Los Gatos, California 95032 (Executive).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and Executive agree as follows:

     1.   Nature of Employment.

          1.1 Duties and Responsibilities. Executive shall serve as the President and Chief Executive Officer of the Company during the term of this Agreement. Executive shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of President and Chief Executive Officer, subject always to the direction of the Board of Directors (the "Board") or its designee.

          1.2 Other Business Activities. Executive will devote his time, attention and effort to Company's business on a full-time basis. Notwithstanding the foregoing, Executive shall be entitled to (i) serve on the Board of Directors of other corporations, and (ii) participate in other professional and business activities, as Executive may elect from time to time, in his sole discretion, provided that such activities do not compete with the business of the Company.

          1.3 Board of Directors Member. Each year during the term of this Agreement, the Board of Directors of the Company (the "Board") shall designate Executive as one of management's slate of candidates to the Board, shall recommend Executive as a director to its shareholders, and shall otherwise use its best efforts to have Executive elected as a director and to have him remain as a director during the entire term of this Agreement.

     2.   Compensation.

          2.1 Salary. Executive's base salary shall be at an annual rate of not less than Two Hundred Forty Thousand Dollars ($240,000), subject to discretionary increases in accordance with the Company's normal review procedures and policies ("Base Salary"). The Base Salary shall be paid in substantially equal installments on the 15th day and last day of each month.

          2.2 Bonus. In addition to his Base Salary, and subject to the achievement of certain mutually agreed upon performance goals established in accordance with this Section 2.2, Executive shall be paid an annual bonus during the term of this Agreement in an amount equal to fifty percent (50%) of the Base Salary. Each year, Executive and the Board shall mutually agree upon objective, quantifiable and reasonably attainable annual goals, which shall be reduced to writing (i) on or before the thirtieth (30th) day following the Effective Date and (ii) thereafter on or before the sixtieth (60th) day following the anniversary of the Effective Date during the term of this Agreement.

          2.3 Stock Compensation. Executive shall be issued Two Million (2,000,000) shares of Common Stock of the Company pursuant to the Stock Purchase Agreement, attached hereto as Exhibit A.

          2.4 Medical Insurance. Executive shall be entitled to receive full health, dental, vision, and disability insurance, with all premiums and costs to be paid by the Company.

          2.5 Vacation. Executive shall be entitled to receive three (3) weeks of paid vacation time annually. Executive may schedule his vacations at his discretion so long as the timing of such vacations does not interfere with his responsibilities to the Company.

          2.6 Automobile. Company shall provide Executive, for his exclusive use during his employment hereunder, a luxury class automobile, and will advance, or reimburse upon receipt of an itemized statement, on a monthly basis, all reasonable costs for maintenance, insurance, of! and gas and other related costs. If such automobile becomes inoperable during the Term, Executive shall be provided with a similar automobile for the remainder of the Term not to exceed $1,000 per month.

          2.7 Reimbursement of Expenses. The Company shall reimburse Executive for all out-of-pocket expense incurred by Executive in performing his obligations hereunder within ten (10) days after the date on which Executive delivers to the Company an itemized statement, accompanied by appropriate receipts, describing the reimbursable expenses incurred. The expenses to be reimbursed include, without limitation, telephone, fax, air freight and travel related expenses. Notwithstanding the foregoing, upon request by Executive, the Company shall provide cash advances to Executive to cover reimbursable expenses, to be incurred within 45 days following such request, which are reasonably expected to aggregate not less than $2,500.

          Company acknowledges that Executive's principal place of employment will be at 17420 High Street, Los Gatos, California 95032 or any location within a 30 mile radius thereof. Company agrees to reimburse employee for all travel costs, meals, lodging, and any other expenses incurred in connection with Executive traveling to Company's place of business or any other location on behalf of Company.

     3.   Term and Termination.

          3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the third annual anniversary of the Effective Date, and thereafter shall be automatically renewed for successive periods of one year each, unless terminated by either party by written notice of termination delivered to the other party at least 30 days prior to the expiration date of the initial term or any renewal term of this Agreement (the "Term").

          3.2 Termination by the Company. The Company shall have the right to terminate this Agreement for cause or in the event of Executive's death or disability at any time by giving Executive written notice of such termination. As used herein, (i) "cause" shall mean Executive's conviction of a felony crime or the commission by Executive of any material act of fraud, dishonesty or other act of malfeasance, and (ii) "disability" shall mean Executive's inability to perform his obligations hereunder by reason of mental or physical disorder or any mental or physical condition constituting "long-term disability" for purposes of the Company's disability insurance plan as in effect time to time.

          3.3 Termination by the Executive. Executive may terminate this Agreement for any reason upon thirty (30) days advance written notice to the Company. For purposes of this Agreement, "Good Reason" means (i) the assignment to Executive of any duties or the substantial reduction of Executive's duties, either of which is inconsistent with Executive's position as President and Chief Executive Officer; or (ii) any change in Executive's reporting relationship which results in his not reporting to a member of the Board of Directors of the Company.

     4.   Termination Payments.

          4.1 No Payments. In the event of any termination of this Agreement pursuant to Section 3.2 hereof, the Company shall have no further payment obligations to Executive hereunder, except for wages and benefits accrued to date and/or provided by applicable law.

          4.2  Continued Payments.  If the Company terminates this
Agreement for any reason not specified in Section 3.2 hereof, or Executive terminates this Agreement pursuant to Section 3.3 hereof, then the Company shall continue, for the duration of the Term, (i) to pay Executive his salary as set forth in Section 2, and (ii) to provide to Executive the benefits described in Section 2.

     5. Non-Disclosure Covenant. Executive covenants and agrees that he will not, at any time during the Term or thereafter, except in the course of his engagement, communicate or disclose to any person, or use for his own account, without the prior written consent of the Company, any knowledge or information acquired by Executive during the term of this engagement by the Company concerning any patent, inventions, know-how, processes or equipment used in, or any secret or confidential information (including, without limitation any customers lists, financials, business or marketing plans, or any other trade secrets) concerning the business and affairs of the Company. Executive further covenants and agrees that he shall retain all such knowledge and information concerning the foregoing in trust for the sole benefit of the Company and Affiliates and its respective affiliates, successors and assigns.

     6.   Covenant to Report; Ownership of Trade Secrets, Etc.

          (a) All written materials, records and documents made by the Executive or coming into his possession during the course, and as a direct result, of his employment concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of his employment or upon the request of the Company, the Executive shall promptly deliver the same to the Company.

          (b) Executive agrees that any trade secret, invention, improvement, patent, patent application, or writings and any program, system, or novel technique (whether or not capable of being trademarked, copyrighted or patented), obtained by him in the course of employment with the Company and relating to the business, property, methods, or customers of the Company, shall be and become the property of the Company, and Executive hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Executive agrees to give the Company prompt written notice of his acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique and to execute such instruments of transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectible rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

     7.   Covenant not to Compete; Non-Interference.

          (a) During the term of this Agreement, Executive shall not, directly or indirectly, engage or participate in any business, which is in competition with any business in which the Company engages.

          (b) Executive covenants and agrees that he will not, at any time, whether for his own account or for the account of any other person, interfere with the relationship of the Company with, or endeavor to entice away from the Company, any person who at any time during the term of Executive's engagement with the Company was an employee, customer, or supplier of the Company.

     8. Notices. Except as expressly provided herein, all notices, requests or other communications required hereunder shall be in writing and shall be given personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, addressed to the respective party at the applicable address set forth above, or to any party at such other addresses as shall be specified in writing by such party to the other parties in accordance with the terms and conditions ofthis Section. All notices, requests o communications shall be deemed effective upon personal delivery, or five (5) days following deposit in the United States mail, or two (2) business days following deposit with any national overnight courier service.

     9. Jurisdiction, Venue and Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles). To the extent permitted by law, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the State of California, and each party hereby waives any right it may have to assert the doctrine of Forum Non Conveniens or to object to venue. The parties each hereby stipulate that the state and federal courts located in the County of Santa Clara, State of California, shall have personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement. To the extent permitted by law, service of process sufficient for personal jurisdiction in any action against either party may be made by registered or certified mail, return receipt requested, to its address indicated on the first page hereof.

     10. No Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

     11. Entire Agreement. This Agreement, including the exhibit and schedule which are referenced herein and incorporated by this reference, is the entire agreement between the Company and Executive with respect to the subject matter hereof and cancels and supersedes any and all prior agreements regarding the subject matter hereof between the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both the parties.

     12. Survival. Sections 4 through 6, and sections 8 through 16, each inclusive, shall survive termination or expiration of this Agreement.

     13. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

     14. Attorneys' Fees. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action or proceeding, including arbitration, brought to interpret this Agreement or to enforce any right arising out of this Agreement.

     15. No Waiver of Rights. The delay or failure of either party to enforce at any time any provision of this Agreement shall in no way be considered a waiver of any such provision, or any other provision, of this Agreement. No waiver of, or delay or failure to enforce any provision of this Agreement shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this Agreement.

     16. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF HIS CHOICE AND THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

                                    DATALINK SYSTEMS CORPORATION

Date:  5/1/96                       By: /s/ Nicholas Miller
                                        Nicholas Miller, Chairman

Date:  5/1/96                           /s/ Anthony LaPine
                                        Anthony LaPine

                            EXHIBIT A
                     STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement, dated as of May 1, 1996 (the
"Agreement"), is by and among DataLink Systems Corporation, a Nevada corporation, located at 1500 West Georgia Street, Suite 1590, Vancouver, B.C., Canada V6G 2Z6 ("DataLink"), and Anthony LaPine, residing at 17420 High Street, Los Gatos, California 95032 (the "Executive").

                             RECITALS

     A. Concurrently with the execution and delivery of this Agreement, DataLink is employing Executive as an employee, to serve as Chief Executive Officer and a member of the Board of Directors of DataLink.

     B. In connection therewith and as compensation therefor, DataLink is selling Executive 2,000,000 shares of its Common Stock pursuant to this Agreement.

     C. The parties intend that the offer and sale of the shares referenced herein shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to Rule 701 of the Regulations as promulgated by the Securities and Exchange Commission pursuant to the Act.

                            AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Issuance of Stock.

          (a) Concurrently with the execution and delivery of this Agreement, DataLink shall issue to Executive Two Million (2,000,000) shares of Common Stock of DataLink, (the "Shares") in exchange for One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) (the "Purchase Price"), payable by delivery of a Promissory Note, substantially in the form, attached hereto as Schedule I.

          (b) The Shares, when issued, shall be fully paid and non-assessable and the certificates therefore shall so state.

     2. Executive Representations and Warranties. In order to induce DataLink to accept this Agreement, Executive hereby represents and warrants to DataLink as follows:

          (a) Executive is acquiring the Shares herein subscribed solely for his own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and Executive will hold the Shares as an investment and has no reason to anticipate any change in circumstances or other particular occasions or events which would cause Executive to attempt to sell any of the Shares.

          (b) Executive has the financial ability to bear the economic risk of an investment in DataLink. has adequate means of providing for his current needs and personal contingencies, has no need for liquidity in such investment and could afford a complete loss of such investment. With respect to the instrument made under this Agreement, Executive is an "Accredited Executive" as such term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

          (c) Executive has reviewed the merits of an investment in DataLink with tax and legal counsel and an investment advisor to the extent deemed advisable by Executive.

          (d) Executive's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in DataLink will not cause such overall commitment to become excessive.

          (e) If Executive has duly appointed a qualified Purchaser representative (as that term is used in Regulation D promulgated by the Securities and Exchange Commission under the Act) ("Purchase Representative"), he has been advised by his Purchaser Representative as to the merits and risk of an investment in DataLink in general and the suitability of the Shares as an investment for him in particular. If Executive has not duly appointed a qualified Purchaser Representative, Executive has such knowledge and experience in financial and business matters that Executive is capable of utilizing the information that is available to Executive concerning DataLink to evaluate the risks of investment in DataLink, and is capable of protecting his own interests in connection with the transaction.

          (f) Executive or his Purchaser Representative (if any) has been given a full opportunity to ask questions of and to receive answers from the officers, agents and representatives of DataLink concerning the terms and conditions ofthis Agreement and the business of DataLink and to obtain such other information that Executive or his Purchaser Representative (if any) desires in order to evaluate an investment in DataLink, and all such questions have been answered to the full satisfaction of Executive. Executive acknowledges that Executive or Executive's Purchaser Representative (if any) has had access to the same kind of information concerning DataLink that is required by Schedule A of the Act to the extent that DataLink possesses such information.

          (g) Executive acknowledges and understands that (i) DataLink is attempting to enter into a very competitive field, and expects to encounter competition from other companies which have substantially more resources and experience, and are better known, than DataLink; (ii) DataLink's future is dependent upon its ability to develop a product which is accepted by the marketplace and can be marketed at a profit, and there can be no assurances that it will be able to do so; (iii) the aggregate number of capital shares sold by DataLink, from time to time, and the price at which such units are sold, will be determined by the Board of Directors of DataLink, in its discretion, giving consideration to the needs of DataLink to obtain financing, and there can be no assurances that DataLink will not sell capital units in the future at a per-share price less than that of the Shares; (iv) DataLink will require additional financing in the future, has no commitments for such financing at this time and no assurances can be given that DataLink will be able to obtain such financing, on terms acceptable to DataLink, at the time it is required, and (v) in purchasing the Shares, Executive is making a highly speculative investment.

          (h) In making his decision to purchase the Shares, Executive has relied solely upon independent investigations made by him or his Purchaser Representative (if any). He has received no representation or warranty from DataLink or any of its affiliates, Investors or agents, except as set forth herein.

          (i) Executive understands that the Shares have not been registered under the Act, or the securities laws of certain states, in reliance upon specific exemptions from registration thereunder, and Executive agrees that his Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act and applicable state securities laws. Executive has been advised that DataLink has no obligation and does not intend to cause the Shares to be registered under the Act or to comply with any exemption under the Act, including but not limited to that set forth in Rule 144 promulgated under the Act, which would permit the Shares to be sold by Executive. Executive understands that it is not anticipated that there will be any market for release of the Shares and that it may not be possible for Executive to liquidate an investment in the Shares on an emergency basis. Executive understands that the legal consequences of the foregoing to mean that he must bear the economic risk of his investment in the Shares for an indefinite period of time.

          (j) Executive understands that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Shares.

          (k) Each representation and warranty of Executive contained herein and all information furnished by Executive to DataLink is true, correct and complete in all respects. All representation and warranties set forth above or in any other written statement or document delivered by Executive in connection with the transaction contemplated hereby will be true, correct and complete in all respects on and as of the date of the issuance of the Shares as if made on and as of such date and shall survive each issuance and the admission of Executive as a Shareholder of DataLink.

          (1) Executive understands that there is currently no public market for the Shares and there is no reason to expect that at any time after the issuance of the Shares, there will be such a public market for the Shares.

     3. Consents. In order to induce DataLink to accept this Agreement, Executive hereby agrees:

          (a) That the certificate or certificates representing the Shares may be impressed with a legend indicating that the Shares are not registered under the Act and reciting that the transfer thereof is restricted; and

          (b) That stop transfer instructions in respect of the Shares may be issued to any transfer agent, transfer clerk or other agent, at any time acting for DataLink.

     4. Indemnification. Executive agrees to indemnify and save and hold harmless DataLink, its successors and assigns, and their officers, directors and controlling persons, if any, against any loss, claim, damage, liability, cost and expense arising out of a breach by the undersigned of any of the foregoing representations, warranties and covenants of the undersigned, whether under the Act, as the same may be amended from time to time, the securities laws of any state, or otherwise. Finally, Executive agrees that the terms and conditions of this Agreement shall also bind his heirs, assigns and legal representatives.

     5.   General Provisions.

          (a) This Agreement constitutes the entire agreement, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether written or oral, between the parties with respect to the purchase and sale of the Shares. This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement may not be changed or modified, in whole or in part, except by a writing signed by both parties which specifies such changes or modifications.

          (b) Any claim or controversy arising out of or related to this Agreement which cannot be resolved informally shall be settled in Santa Clara, California, or such other place as the parties shall mutually agree, by arbitration before a single arbitrator agreeable to both parties under the then current commercial rules of the American Arbitration Association. If the parties cannot agree to an arbitrator within sixty (60) days after a demand for arbitration has been requested in writing by either of them, then arbitration shall proceed before an arbitrator appointed by the American Arbitration Association under the then current commercial rules. The arbitration award shall be specifically enforceable; judgment upon any arbitration award by may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. In any arbitration, enforcement proceeding based thereon, or any other litigation between the parties arising out of or related to this Agreement, the prevailing party therein shall be entitled to have its attorneys' fees, arbitration expenses, related litigation costs or costs of suit (if any) paid by the non-prevailing party. In the case of arbitration, the arbitrator shall make the award as part of the damages.

     IN WITNESS WHEREOF, each of the parties hereby executes this Agreement as of the date first set forth above.

DATALINK:                           DATALINK SYSTEMS CORPORATION

                                    By: /s/ Nicholas Miller
                                        Nicholas Miller, Chairman

EXECUTIVE:                          Anthony LaPine

                                    Anthony LaPine
                                    17420 High Street
                                    Los Gatos, CA 95032

                            Schedule I

                   NONRECOURSE PROMISSORY NOTE

Los Gatos, California                                             May 1, 1996

     1. For value received, Anthony LaPine, residing at 17420 High Street, Los Gatos, California 95032 ("Payor"), hereby unconditionally promises to pay to DataLink Systems Corporation a Nevada corporation ("Payee"), or its order, the principal sum of One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000), with interest from the date of this Note on the unpaid principal balance hereof, at the rate of five percent (5%) per annum. Principal and interest shall be due and payable to Payee on or before April 1, 2001.

     2. Payments of principal and interest are to be made in lawful money of the United States of America to Payee at the address set forth above, or at such other place as the holder hereof shall designate to Payor in writing.

     3. Payor may make optional prepayments of principal and interest on this note without penalty or premium at any time or from time to time, provided that any such prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid through the date of the prepayment. All prepayments on this Note, whether voluntary or mandatory, shall be credited first against accrued and unpaid interest and the balance shall be credited against unpaid principal.

     4. In the event Payor is in default of its obligations hereunder, and such default is not cured within fifteen (15) days following the first day Payor is in such default, then, without any notice by Payee and notwithstanding Section 1 hereof, the entire outstanding principal and accrued interest shall become immediately due and payable.

     5. As security for the performance of Payor's obligations hereunder, Payor hereby grants to Payee a security interest in those certain 2,O00,000 shares of Common Stock of Payee, held of record in the name of Payor, and being purchased pursuant to that certain Stock Purchase Agreement of even date herewith (the "Collateral").

     6. This Promissory Note is a Nonrecourse Promissory Note. Accordingly, the parties hereby agree that in the event of default, Payee shall be entitled to look only to the Collateral for satisfaction of Payor's obligations. In the event that the Collateral is not sufficient to satisfy Payor's obligations hereunder, Payor shall not be liable for any deficiency, and Payee waives any right it may have to collect any deficiency from Payor.

     7. Payor hereby waives presentment for payment, demand, notice of demand notice of non-payment default or dishonor, protest and notice of protest.

     8. No failure to exercise and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     9. This Note shall inure to the benefit of the Payee, its respective successors and assigns, including each transferee, endorsee or holder of this Note.

     10. This Promissory Note is executed in California and shall be governed by and construed in accordance with the laws of the State of California.

     11. In case legal action is necessary to collect any amount due hereunder or enforce any of the Payee's rights hereunder (whether by acceleration or otherwise), Payor shall be liable for the payment of reasonable attorneys' fees and the costs of the holder hereof incurred in connection with such collection or enforcement.

     IN WITNESS WHEREOF, the Payor has executed this Note for the benefit of Payee as of the date first set forth above.

                                    DATALINK SYSTEMS CORPORATION

                                    By: /s/ Nicholas Miller
                                        Nicholas Miller, Chairman
                               -2-